EXHIBIT 3.1.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AUSTINS STEAKS & SALOON, INC.

Austins Steaks & Saloon, Inc., a corporate organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that: (i) its original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 8, 1992; (ii) the Board of Directors of the Corporation approved this Restated Certificate of Incorporation and submitted it to a vote of the stockholders of the Corporation in accordance with Section 145 of the General Corporation Law of the State of Delaware; (iii) at the 1995 Annual Meeting of Stockholders of the Corporation held September 22, 1995 the holders of a majority of the outstanding common stock, being the only class of stock entitled to vote, approved the Restated Certificate of Incorporation in accordance with Section 145 of the General Corporation Law of the State of Delaware; and, accordingly, the Certificate of Incorporation of the Corporation, as amended to date, is hereby restated in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation shall be Austins Steaks & Saloon, Inc.

ARTICLE II

INITIAL REGISTERED OFFICE AND

INITIAL REGISTERED AGENT

The street address of the initial registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSES

The general nature of the business and the objects and purposes proposed to be transacted, promoted and carried on by the Corporation are to do any and all of the things herein mentioned as fully and to the same extent as natural persons might or could do and in any part of the world, including:

(a)           To erect, conduct, establish, purchase, lease and otherwise acquire, and to hold, use, equip, outfit, supply, service, maintain, operate, sell and otherwise dispose of, restaurants of all types, taverns, and other eating and drinking places and establishments of every kind and description, and generally to conduct the business of restaurants, suppliers, preparers, servers, distributors, and dispensers of food and drink, and to engage in all activities to render all services, and to buy, sell, use, handle, and deal in all fixtures, machinery, apparatus, equipment, accessories, tools, materials, products, and merchandise incidental or related thereto, or of use therein; and

(b)           To borrow or raise monies for any of the purposes of the Corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute, issue, and grant promissory notes, drafts, bills of exchange, warrants, options, bonds, debentures, and other negotiable or non-negotiable instruments, evidences of indebtedness and agreements; to secure the payment thereof and of the interest thereon and the performance thereof by mortgage upon, or pledge, conveyance, or assignment in trust of, the whole or any part of the assets of the Corporation, whether at the time owned or thereafter acquired; and to sell, pledge, or otherwise dispose of such securities or other obligations of the Corporation for its corporate purposes.

(c)           The guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of indebtedness created by any other corporation or corporations of the State of Delaware or any other state, country, nation or government and, while the owner of said stock, to exercise all the rights, powers, and privileges of ownership, including the right to vote thereon.

(d)           To pay for any property, securities, rights or interests acquired by this Corporation in cash or other property, rights or interests acquired by this Corporation in cash or other property, rights or interest held by this Corporation, or by issuing and delivering in exchange therefore its own property, stock, shares, bonds, debentures, notes, warrants for stock, certificates of indebtedness or other obligations or securities howsoever evidenced.

(e)           To carry on all or any part of its business objects or purposes as principal, factor, agent, contractor or otherwise, either alone or as a member of, or associated with any corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization, joint venture or entity in any part of the world.

(f)            In carrying on its business and for the purpose of furthering its objects and purposes, to enter into and perform agreements and contracts of any nature with any government, state, territory, district, municipality, political or governmental division or subdivision, body politic, corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization or entity whatsoever.

(g)           To have one or more offices, to carry on all or any of its operations and business and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of any such state, district, territory, colony or country.

(h)           To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

It is the intention that the objects and purposes specified in the foregoing clauses of this Article shall not be in any wise limited or restricted by reference to or interference from the terms of any other clause of this or any other Articles in this Certificate of Incorporation, but that the objects and purposes specified in each of the clauses of this Article shall be regarded as independent objects and purposes.  It is also the intention that said clauses be construed both as purposes and powers; and generally, that the Corporation shall be authorized to exercise and enjoy all other powers, rights, and privileges granted to or conferred upon a corporation of this character by the laws of the State of Delaware, and the enumeration of certain powers as herein specified is not exclusive of or as waiver of any of the powers, rights or privileges granted or conferred by the laws of said State, not or hereinafter in force.

ARTICLE IV

AUTHORIZED SHARES

The authorized capital stock of the Corporation shall be 7,500,000 shares, $0.01 par value each, amounting in the aggregate to $75,000, all of which shall be designated as “Common Stock”.

Shares of the capital stock of any class or series now or hereafter authorized may be issued by this Corporation for such consideration as shall be fixed from time to time by the Board of Directors of this Corporation; provided, however, that the consideration for the issuance of shares having par value not be less than such par value.  Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered to this Corporation shall be declared and taken to be fully paid stock and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.  Subscriptions to, or the purchase price of, shares of the capital stock of any class of this Corporation may be paid for, wholly or partly, by cash, by labor done, by personal property or by real property or leases thereof.  In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such labor, property, real estate or leases thereof shall be conclusive.

No holder of any capital stock of this Corporation of any class or series now or hereafter authorized shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of the capital stock of any class or series which this Corporation may issue or sell, whether such shares be exchangeable for any other class or classes of the capital stock of this Corporation, whether such shares be herein or hereafter authorized or whether such shares be acquired by this Corporation after the issuance thereof, nor shall the holders of any capital stock of this Corporation of any class or series, as such holders, have any preemptive or other right to purchase or subscribe for any obligations which this Corporation may issue and sell that shall be convertible into shares of the capital stock of this Corporation of any class or classes.  Nothing herein set forth shall derogate the power and authority of the Board of Directors to determine to offer to or authorize to be offered from time to time for subscription to the holders of any class or series of the capital stock or convertible obligations of this Corporation at such price or prices and upon such other terms and conditions as the Board of Directors may in its sole discretion determine and fix.  Any such shares of capital stock or convertible obligations of this Corporation which the Board of Directors may determine to offer or authorize to be offered for subscription to the holders of any class or series of the capital stock of this Corporation need not, by reason of such authorization and/or offer, be offered also to the holders of any other class or series.

No transfer of stock of this Corporation shall be operative until entered upon the books of the Corporation.

ARTICLE V

INDEMNIFICATION

The Corporation shall, to the extent required, and may, to the extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.  Notwithstanding the foregoing, the indemnification provided for in this Article V shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any Bylaw of this Corporation, agreement, vote or consent of stockholders or disinterested directors or otherwise.

ARTICLE VI

DURATION

The Corporation shall have perpetual existence.

ARTICLE VII

POWERS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by the statutes of the State of Delaware.

(a)           The affairs of this Corporation shall be conducted by a Board of Directors.  The number of Directors of the Corporation, not less than three, shall be fixed from time to time by the Bylaws.  The Directors are to be elected by the stockholders, such election to take place at such time and to be conducted in such manner as shall be prescribed by the Bylaws of this Corporation.

(b)           The books of the Corporation may be kept within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors.

(c)           The Board of Directors may make, alter or repeal the Bylaws of the Corporation except as otherwise provided therein.

(d)           The Board of Directors may authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation, may hold meetings outside the State of Delaware, may declare and pay stock dividends, and may set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserves in the manner in which it was created.

(e)           In addition to the power and authorities herein before or by statute expressly conferred upon it, the Board of Directors is hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation and of any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the Board of Directors which would have been valid if such Bylaws had not been made.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

The time for holding meetings of stockholders for the election of a Board of Directors and for holding any special meetings of the stockholders shall be as provided for by the Bylaws adopted by the Board of Directors.

ARTICLE IX

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

INTERESTED DIRECTORS

No contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, of the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE XI

PRIVATE PROPERTY

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

This Restated Certificate of Incorporation of the Corporation is executed this 1st day of December, 1995 by the President and Secretary of the Corporation heretofore duly authorized, and supersedes the original Certificate of Incorporation and all amendments thereto, to and including the date hereof.

/s/ Sidney Sweet
President

/s/ J. Pflug
Secretary